UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2022

AMMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 3, 2022, AMMO, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Steven F. Urvan and Susan T. Lokey (collectively with each of their respective affiliates and associates, the “Urvan Group”).

Pursuant to the Settlement Agreement, the Urvan Group has agreed to withdraw its notice of stockholder nomination of its seven director candidates (the “Urvan Candidates”) and its demand to inspect books and records, pursuant to Section 220 of the General Corporation Law of the State of Delaware, and the Company agreed to immediately increase the size of the Board from seven to nine directors and appoint Christos Tsentas and Wayne Walker (each, a “New Director” and the New Directors together with Mr. Urvan, the “Urvan Group Directors”) to the Board to serve as directors with terms expiring at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Company will include the Urvan Group Directors in its director candidates slate for the 2022 Annual Meeting and any subsequent annual meeting of stockholders of the Company occurring prior to the Termination Date (as defined below). The Company has agreed to not increase the size of the Board above nine directors prior to the Termination Date unless the increase is approved by at least seven directors. Mr. Wagenhals will continue to serve as a director and Chairman of the Board.

Under the terms of the Settlement Agreement, the Board will immediately form a new committee of the Board charged with planning the succession of Fred Wagenhals as Chief Executive Officer (“CEO”) of the Company with the assistance of a nationally recognized search firm (the “CEO Succession Committee”). The CEO Succession Committee will consist of four directors. Concurrently with the New Directors’ appointments to the Board, the Board will appoint Mr. Urvan, one New Director (to be chosen by the Urvan Group) and two directors who are not Urvan Group Directors or the CEO to the CEO Succession Committee. The chair of the committee will be a director who is not an Urvan Group Director. Upon the CEO Succession Committee’s selection of a new CEO candidate, and subject to the Board’s fiduciary duties under applicable law, the Board will promptly appoint the selected candidate as the new CEO, and one incumbent director who is not an Urvan Group Director will resign from the Board to create a vacancy for the new CEO’s immediate appointment to the Board upon his or her appointment as the new CEO.

Until the Termination Date, and subject to applicable law and stock exchange rules, the Board and all applicable committees will take all actions necessary to promptly appoint each New Director to at least one standing committee of the Board. The Board will, in accordance with its customary governance processes, give each of the Urvan Group Directors the same due consideration for membership on any committee of the Board as any other independent director with similar relevant expertise and qualifications.

Until the Termination Date and as long as Mr. Urvan’s net long position remains at or above 10% of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and 11,729,976 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations) (the “Ownership Minimum Requirement”), in the event any Urvan Group Director ceases to be a director or is no longer able to serve as a director of the Company for any reason, Mr. Urvan shall be entitled to designate a candidate for replacement for such Urvan Group Director (a “Replacement Director”), subject to the prompt approval of the Board (which approval shall not be unreasonably withheld). Any Replacement Director must qualify as an “independent director” under applicable rules of the Securities and Exchange Commission (the “SEC”), the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company.

Pursuant to the Settlement Agreement, the Company will suspend the previously announced separation of Company into Action Outdoor Sports, Inc. and Outdoor Online, Inc., pending the further evaluation of strategic options by the Board.

The Urvan Group and the Company have agreed to use their reasonable best efforts to work together to terminate contracts, agreements, arrangements, and shared services between the Company and its subsidiaries, on the one hand, and any entities under the direct or indirect ownership or control of the Urvan Group or its affiliates, on the other hand, subject to limited exceptions.

The Settlement Agreement further provides, among other things, that:

●	Company will convene the 2022 Annual Meeting no later than December 15, 2022;
●	the Urvan Group will be subject to customary standstill restrictions, including, among others, with respect to acquiring beneficial ownership of more than 18.5% of the shares of Common Stock in the aggregate (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations), proxy solicitation and related matters, extraordinary transactions and other changes, each of the foregoing subject to certain exceptions;
●	Mr. Urvan will deliver to the Company an executed irrevocable resignation letter, which provides that Mr. Urvan will tender his resignation as a director if Mr. Urvan’s and his affiliates’ aggregate net long position falls below the Ownership Minimum Requirement;

●	until the Termination Date, the Urvan Group will vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations with respect to (i) the election, removal or replacement of directors of the Company and (ii) any other proposal submitted to shareholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than with respect to the election, removal or replacement of directors), the Urvan Group will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Urvan Group will be permitted to vote in its sole discretion with respect to any extraordinary transaction;
●	the Company and the Urvan Group will not make any public or private disparaging statements about the other, subject to certain exceptions;
●	during the term of the Settlement Agreement, the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse Mr. Urvan from any portion of a Board or committee meeting, and restrict access to information of the Company, to the extent relating to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under the Settlement Agreement, (ii) any action taken in respect of or in response to actions taken or proposed by the Urvan Group or its affiliates, in each case, with respect to the Company or its affiliates, or (iii) any proposed transaction between the Company or any of its affiliates and the Urvan Group;
●	in the event that Mr. Urvan is no longer a director on the Board, and any of the Urvan Group Directors are still serving as directors on the Board, the Urvan Group Directors will not be permitted to share the Company’s confidential information with Mr. Urvan, the Urvan Group or its representatives, without the Board’s prior written consent; and
●	the Company will reimburse the Urvan Group for documented out-of-pocket costs, fees and expenses incurred in connection with its engagement with the Company, the negotiation and execution of the Settlement Agreement and related matters, in an amount not to exceed $500,000.

Pursuant to the Settlement Agreement, Mr. Urvan and Ms. Lokey have delivered letters of resignation from their respective positions of employment with the Company to be effective the later of (i) the conclusion of the 2022 Annual Meeting and (ii) December 31, 2022. The Company agreed to disclose in a press release the end of the investigation into Ms. Lokey and Mr. Urvan previously announced on September 6, 2022. Mr. Urvan will remain on the Board.

Unless otherwise mutually agreed to in writing by each party, the Settlement Agreement will remain in effect until the date that is the earlier of (i) 30 days prior to the earlier of (A) the deadline set forth in the notice requirements of Federal “Universal Proxy Rules” promulgated under Rule 14a-19(a) and Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “UPR Deadline”) relating to the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and (B) any deadline that may be set forth in the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate”) or Bylaws (the “Bylaws”) following the execution of the Settlement Agreement relating to the nomination of director candidates for election to the Board at the 2023 Annual Meeting, and (ii) 90 days prior to the first anniversary of the 2022 Annual Meeting (such date, the “Termination Date”). However, if the Company notifies Mr. Urvan in writing at least 15 days prior to such Termination Date that the Board irrevocably offers to re-nominate the Urvan Group Directors for election at the 2023 Annual Meeting and Mr. Urvan accepts such offer within 15 days of receipt of such notice, the Termination Date will be automatically extended until the earlier of (i) 30 days prior to the earlier of (A) the UPR Deadline relating to the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and (B) any deadline that may be set forth in the Certificate or the Bylaws following execution of the Settlement Agreement relating to the nomination of director candidates for election to the Board at the 2024 Annual Meeting, and (ii) 90 days prior to the first anniversary of the 2023 Annual Meeting. Notwithstanding the foregoing, the “Termination Date” shall not occur prior to 20 days after Mr. Urvan’s departure from the Board.

The foregoing summary of the Settlement Agreement does not purport to be complete and is subject to, and qualified in its entirety, by reference to the full text of the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above of this Form 8-K is hereby incorporated herein by reference. Effective November 3, 2022, Christos Tsentas and Wayne Walker have been appointed as members of the Board. Messrs. Tsentas and Walker are deemed to qualify as independent under the director independent standards set forth in the rules and regulations of the SEC and applicable Nasdaq listing standards.

Christos Tsentas, age 35, serves as a Partner of Albion River LLC, a private direct investment firm, with a focus on aerospace, defense and government related opportunities since 2020. Earlier, he served as an investment banker at KippsDeSanto & Co., an M&A advisory firm focused on the aerospace and defense markets, from 2009 to 2015. Mr. Tsentas serves on the board of directors of Magpul Industries Corporation, a designer and manufacturer of firearms accessories and outdoor lifestyle products. Mr. Tsentas holds a B.S. in Finance and Accounting from the University of Virginia and an M.B.A. from Columbia Business School.

Wayne Walker, age 63, has served as President of Walker Nell Partners, Inc., an international business consulting firm since its founding in 2004. Earlier in his career, Mr. Walker served as Partner at ParenteBeard LLC, an accounting firm, from 2001 to 2004 and as Senior Legal Counsel at E. I. du Pont de Nemours and Company from 1984 to 1998. He currently serves on the boards of directors of Wrap Technologies, Inc. (NASDAQ: WRAP), a global public safety technology and services company, since 2018 and currently serves as chairman of the board, Petro Pharmaceuticals, Inc. (NASDAQ: PTPI), a men’s health company, since 2020, AYRO, Inc. (NASDAQ: AYRO), a designer and producer of all-electric vehicles, since 2020 and Pitcairn Trust Company, a national advisor to family offices, since 2018. Mr. Walker holds a B. A. from Loyola University New Orleans and a J.D. from the Columbus School of Law at the Catholic University of America.

Except for the Settlement Agreement and a certain letter agreement between the Company, Mr. Urvan and Ms. Lokey dated as of the date of the Settlement Agreement, there is no arrangement or understanding between the Company and either of Messrs. Tsentas and Walker pursuant to which either of Messrs. Tsentas and Walker was appointed to the Board, and there have been no related party transactions between the Company and either of Messrs. Tsentas and Walker that would be reportable under Item 404(a) of Regulation S-K.

The New Directors will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s proxy statement, filed with the SEC on September 13, 2021.

Item 7.01. Regulation FD Disclosure.

On November 7, 2022, the Company issued a press release announcing the matters addressed above. A copy of the press release is furnished with this report as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing. The furnishing of the information in Item 7.01 of this report and the press release is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement, by and among AMMO, Inc., Steven F. Urvan and Susan T. Lokey, dated November 3, 2022
99.1	Press Release dated November 7, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2022	AMMO, INC.

	By:	/s/ Robert D. Wiley
	Name:	Robert D. Wiley
	Title:	Chief Financial Officer